Exhibit 99.1

Media Relations Contact: Tim McIntyre (734) 930-3563 tim.mcintyre@dominos.com	Investor Relations Contact: Lynn Liddle (734) 930-3008 lynn.liddle@dominos.com

Domino’s Pizza Appoints New Chief Financial Officer: Wendy A. Beck

Former CFO of Whataburger, Restaurant Industry Veteran

Brings Strong Financial Background to Role

Ann Arbor, Michigan, April 29, 2008 – Domino’s Pizza (NYSE: DPZ), the recognized world leader in pizza delivery, announced today that Wendy A. Beck has joined its Leadership Council in the position of Executive Vice President and Chief Financial Officer. Her appointment is a result of an extensive national search process that has been underway since late 2007. Beck, 43, joins the company with a broad range of finance and restaurant experience. She was most recently Chief Financial Officer, Senior Vice President and Treasurer of Whataburger Restaurants based out of Corpus Christi, Texas.

Beck commented on her new position: “I’m excited to be a part of Domino’s Pizza and its great management team, and I look forward to applying my finance and restaurant experience to help the company continue to expand its leadership position in markets throughout the world. During the selection process, I became convinced that the business model and culture of the company were a perfect fit for me.”

Chairman and CEO David A. Brandon said, “I am very pleased to have Wendy join the Domino’s team. She knows the food service business well, which will enable her to make significant contributions right from the start. I feel confident that our long and thorough search has yielded a talented executive with the highest ethical standards. Wendy will be a highly effective leader at Domino’s for many years to come.”

Whataburger Restaurants is a leading regional hamburger chain with more than 700 outlets in Texas and 10 other states, and over 18,000 employees. Founded in 1950 by the late Harmon Dobson, the chain has sales in excess of $1 billion. Harmon’s family (including his son, Chairman and CEO Thomas Dobson) continues to own the company.

In her roles as CFO and, prior to that, Chief Accounting Officer at Whataburger from 2001 to the present, Beck was involved in many aspects of finance and the overall business, including the oversight of all finance and accounting functions, planning and execution of the Company’s capital structure, tax planning, internal compliance, risk management and business reporting. She was also very involved with the management of their portfolio of restaurants.

Prior to Whataburger, she gained public-company restaurant experience at Checkers Drive-In Restaurants (which includes Rally’s Hamburgers), a chain with over 800 units in 28 states. Checkers was traded on the NASDAQ under the symbol CHKR from 1991 – 2006. Beck held finance positions of increasing responsibility there from 1993 to 2001, culminating in the position of CFO, Vice President and Treasurer. Her experience in finance – particularly tax – also includes six years at Lincare Holdings (from 1987-1993), a national home health care company traded on the NASDAQ under the symbol LNCR.

A native of Florida, Beck holds a BS in Accounting from the University of South Florida, and has been a Certified Public Accountant since 1992. She is a member of the Board of Directors of the Women’s FoodService Forum. Beck and her family will soon be relocating to the Ann Arbor, Michigan area, where Domino’s Pizza is headquartered.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,624 franchised and Company-owned stores in the United States and more than 55 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.4 billion in 2007, comprised of $3.2 billion domestically and $2.2 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” Customers can place orders online in English and Spanish by visiting www.dominos.com or from a Web-enabled cell phone by visiting mobile.dominos.com. More information on the Company, in English and Spanish, can be found on the Web at www.dominos.com. Domino’s Pizza. You Got 30 Minutes™.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased leverage as a result of the borrowings under our asset-backed securitization facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new stores; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 30, 2007. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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